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                                  EXHIBIT 99.1



Contact:          Jean Anne Mire
                  Investor Relations
                  (713) 993-4602



              PINNACLE GLOBAL GROUP ANNOUNCES SHARE REPURCHASE AND
                       COMPLETION OF BLACKFORD ACQUISITON



         Houston, Texas, July 10, 2000 - Pinnacle Global Group, Inc. (NASDAQ:
PING) today announced the June 30, 2000 completion of the acquisition of Blackford Securities for an undisclosed amount of cash and Pinnacle stock.

            In a separate transaction, Pinnacle has repurchased 506,104 of its common shares from former employees of its mortgage-backed securities unit, Spires Financial, L.P. for $3.75 per share. On June 16 Pinnacle announced the discontinuation of the operations of Spires following a strategic review of the Company's overall business plan. Pinnacle's whole loan and remaining fixed-income activities are now operated by Sanders Morris Harris, the Company's wholly owned investment bank.

         Blackford Securities, headquartered in Garden City, New York, specializes in providing prime brokerage services to investment partnerships and execution services to institutions. Founded in 1988, Blackford generated revenues of approximately $10 million during the trailing twelve months. Blackford will be merged into Pinnacle's broker-dealer subsidiary, Sanders Morris Harris.

         Pinnacle Global Group, Inc. is a diversified financial services firm based in Houston, Texas. It is the public holding company for three financial services companies, Sanders Morris Harris, Pinnacle Management & Trust, and PGG Capital. A copy of this press release may be obtained at www.pinnacleglobal.com.



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